EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report on the consolidated financial statements of Chittenden Corporation for the years ended December 31, 1994 and 1993 dated January 17, 1995 and to all references to our firm included in this registration statement.

Arthur Andersen LLP
Boston, Massachusetts

February 27, 1996